UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 2014

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 11, 2014, the Board elected Peter N. Foss as a director to fill the vacancy created by the increase in the size of the Board. Mr. Foss will serve until the 2015 annual meeting of stockholders of the Company and his successor is duly elected and qualified, or his earlier resignation or removal, in accordance with the Company's Bylaws. The Board will determine at a later date any committees of the Board to which Mr. Foss will be named. Mr. Foss has served General Electric Company in a variety of roles over his 36 year career. Currently, Mr. Foss is the General Manager of the GE/NFL Research Project within GE Healthcare, a unit of General Electric Company.

Mr. Foss will be compensated in accordance with the Company's standard compensation program for directors. Mr. Foss will receive an annual retainer of $75,000, payable in four equal installments on the date of each quarterly scheduled Board meeting. Mr. Foss will be reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings, in accordance with the Company's standard reimbursement policies for directors. Finally, Mr. Foss will receive an annual grant of options to acquire common stock of PGI Specialty Materials, Inc., the Company's parent company, which is designed to target a value after vesting of $60,000 and which vests annually over a 3 year period so long as Mr. Foss continues to serve on the Board.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 11, 2014, the Board amended Article III, Section 1 of the Company's Amended and Restated Bylaws to increase the size of the Board from seven to eight. Article III, Section 1, as amended, is set forth in Exhibit 3(ii) of this Current Report on Form 8-K.

(b) On December 11, 2014, the Board fixed the fiscal year end of the Company as December 31. The new fiscal year end will apply to the quarter ending December 31, 2014 and will be reported on in the Company’s Form 10-K for the period ended December 31, 2014. Previously, the fiscal year end of the Company was the Saturday closest to each December 31.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit Number	Description
3(ii)	Amended and Restated By-laws.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC

Date: December 17, 2014	/s/ Dennis E. Norman
Dennis E. Norman
Executive Vice President, Chief Financial Officer and Treasurer

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